Exhibit 99.1

Investor Contact: The Ruth Group David Burke Tel: 646-536-7009 dburke@theruthgroup.com Media Contact: The Ruth Group Kirsten Thomas Tel: 646-536-7014 kthomas@theruthgroup.com

Evoke Pharma Reports First Quarter 2016 Results

SOLANA BEACH, CA, May 11, 2016 – Evoke Pharma, Inc. (NASDAQ: EVOK), a specialty pharmaceutical company focused on treatments for gastrointestinal (GI) diseases, today announced its financial results for the first quarter ended March 31, 2016.

Dave Gonyer, R.Ph., President and CEO, stated, “The start of 2016 has been a very significant time for Evoke as we are now one step closer to the potential commercialization of EVK-001 with the completion of enrollment in our pivotal Phase 3 trial and we look forward to providing study results early in the third quarter.  As previously stated, Evoke has assembled a team and begun preparation for a New Drug Application (NDA). Submission of an NDA will enable us to move forward in the approval process in a timely manner following reporting our phase 3 data results.”

Mr. Gonyer further stated, “While we have remained focused on completing our trial, we are also looking toward the future. There is a large market opportunity for EVK-001 due to the unmet need that exists for gastroparesis patients today. Currently, there are four million prescriptions written annually for metoclopramide and an estimated 12-16 million people that have gastroparesis symptoms. With limited treatment options, significant patient advocacy awareness and substantial product market research for EVK-001, we believe these characteristics will continue to drive strategic interest to help these underserved patients and product commercialization. Overall, we are excited about the direction of the company and our prospects, and look forward to providing the top line data.”

First Quarter 2016 Financial Review

For the first quarter of 2016, net loss was approximately $3.2 million, or $(0.45) per share, compared to a net loss of approximately $3.5 million, or $(0.58) per share, for the three-month period ended March 31, 2015. The year over year decrease in net loss was primarily due to lower expenses associated with our ongoing clinical trials for EVK.

Research and development expenses totaled approximately $2.0 million for the three months ended March 31, 2016, compared to approximately $2.4 million for the three months ended March 31, 2015. The decrease was due to the lower expenses associated with our clinical trials as previously noted.

For the first quarter of 2016, general and administrative expenses were approximately $1.1 million compared with approximately $1.0 million for the first quarter of 2015.

Total operating expenses for the three months ended March 31, 2016 were approximately $3.2 million, compared to total operating expenses of approximately $3.4 million for the three months ended March 31, 2015.

As of March 31, 2016, the Company’s cash and cash equivalents were approximately $6.1 million.

Conference Call and Webcast

Evoke will hold a conference call on , May 11, 2016, at 4:30 p.m. ET to discuss the results. The dial-in numbers are 1-877-407-0789 for domestic callers and 1-201-689-8562 for international callers. The conference ID number for both is 13608586. A live webcast of the conference call will also be available on the investor relations page of the Company's corporate website at www.EvokePharma.com.

After the live webcast, the event will remain archived on Evoke’s website for one year. In addition, a telephonic replay of the call will be available until May 21, 2015. The replay dial-in numbers are 1-877-870-5176 for domestic callers and 1-858-384-5517 for international callers. Please use event passcode 13608586.

About Evoke Pharma, Inc.

Evoke is a specialty pharmaceutical company focused primarily on the development of drugs to treat GI disorders and diseases. The Company is developing EVK-001, a metoclopramide nasal spray for the relief of symptoms associated with acute and recurrent gastroparesis in women with diabetes mellitus. Diabetic gastroparesis is a GI disorder afflicting millions of sufferers worldwide, in which the stomach takes too long to empty its contents resulting in serious digestive system symptoms. Metoclopramide is the only product currently approved in the United States to treat gastroparesis, and is currently available only in oral and intravenous forms. EVK-001 is a novel formulation of this drug, designed to provide systemic delivery of metoclopramide through nasal administration. Visit www.EvokePharma.com for more information.

Safe Harbor Statement

Evoke cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expect," "plan," "anticipate," "could," "intend," "target," "project," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negatives of these terms or other similar expressions. These statements are based on the company's current beliefs and expectations. These forward-looking statements include statements regarding: the enrollment completion of Evoke's ongoing Phase 3 clinical trial of EVK-001; and the submission of an NDA to the FDA and the regulatory approval process for EVK-001; the commercialization of or strategic partnering opportunities for EVK-001; and the potential approval and commercialization of EVK-001 as a safe and effective treatment for gastroparesis. The inclusion of forward-looking statements should not be regarded as a representation by Evoke that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in Evoke's business, including, without limitation: the inherent risks of clinical development of EVK-001, including delays in completion of the Phase 3 trial as well as potential delays in any other clinical trials and studies; Evoke is entirely dependent on the success of EVK-001, for which it has commenced a Phase 3 clinical trial and male companion trial, and Evoke cannot be certain that it will be able to obtain regulatory approval for, or successfully commercialize, EVK-001; the results observed in female patients with symptoms associated with acute and recurrent diabetic gastroparesis in Evoke's Phase 2b clinical trial of EVK-001 may not be predictive of the safety and efficacy results in the Phase 3 clinical trial; Evoke will require substantial additional funding to potentially commercialize EVK-001 as well as to finance additional development requirements, if any, and may be unable to raise capital when needed, including to fund ongoing operations; the potential for adverse safety findings relating to EVK-001 to delay or prevent regulatory approval or commercialization; risks associated with changes in the FDA’s draft guidance or in the FDA’s view on the sufficiency of Evoke’s trial design; and other risks detailed in Evoke's prior press releases and in the periodic reports it files with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Evoke undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

(Financial Statements to follow)

Evoke Pharma, Inc.

Condensed Balance Sheets

	March 31, 2016	December 31, 2015
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$6,099,698	$8,691,155
Prepaid expenses	764,721	833,276
Other current assets	7,997	—
Total current assets	6,872,416	9,524,431
Other assets	—	7,997
Total assets	$6,872,416	$9,532,428

Liabilities and stockholders' equity
Current Liabilities:
Accounts payable and accrued expenses	$1,243,262	$927,606
Accrued compensation	482,505	760,782
Current portion of long-term debt	708,552	146,052
Total current liabilities	2,434,319	1,834,440
Long-term debt, net of current portion	3,680,921	4,233,059
Total liabilities	6,115,240	6,067,499

Stockholders' Equity:
Common stock	724	720
Additional paid-in capital	52,042,473	51,524,821
Accumulated deficit	(51,286,021)	(48,060,612)
Total stockholders' equity	757,176	3,464,929
Total liabilities and stockholders' equity	$6,872,416	$9,532,428

Evoke Pharma, Inc.

Condensed Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Operating expenses:
Research and development	$2,015,076	$2,419,961
General and administrative	1,137,753	1,025,261
Total operating expenses	3,152,829	3,445,222
Loss from operations	(3,152,829)	(3,445,222)
Other expense	(72,580)	(75,526)
Net loss	$(3,225,409)	$(3,520,748)
Net loss per common share, basic and diluted	$(0.45)	$(0.58)

Weighted-average shares used to compute basic and diluted net loss per share	7,168,005	6,103,783